Exhibit 99.1

NEWS RELEASE

GRAY NAMES LORRI MCCLAIN TO ITS BOARD OF DIRECTORS

Atlanta, Georgia – February 28, 2022. . . Gray Television, Inc. (“Gray,” “we,” “us” or “our”) (NYSE: GTN) today announced that its Board of Directors unanimously voted to expand the Board by one seat and elected Lorri McClain as an independent Director to fill that position, effective March 1, 2022. Like all Directors, Ms. McClain’s term will run through our next Annual Meeting.

Ms. McClain is currently the President of Reicon Management, Inc., a family investment office, and Chair of the Board of Directors of Anverse Inc., a charitable foundation. She is also a member of the Board of Directors of NSORO, a non-profit organization serving children aging out of foster care.

Ms. McClain previously served as the President and Chief Operating Officer of Prestige Communications, Inc. prior to its sale in 2000 to one of the largest telecommunications companies in the US at the time. Prestige was a privately owned, Georgia-based cable operator with 175,000 subscribers in Georgia, Virginia, North Carolina and Maryland.

She has long been active in non-profit charitable organizations and philanthropic activities. Ms. McClain is a past Chair of the Board of Directors of the Georgia Center for Children and a previous member of the Board of Atlanta’s High Museum of Art, as well as numerous other civic and educational organizations. Ms. McClain is a past President of the Atlanta Chapter of Women in Cable & Telecommunications. She holds a B.S. in Management from Georgia State University and a B.A. in Psychology from the University of the South.

Gray’s Executive Chairman and CEO Hilton H. Howell, Jr., said “We are excited to welcome Lorri to Gray’s Board.  She brings a different perspective from business and community involvement that will allow her to make valuable contributions to our Board.  After considering a number of well qualified candidates, it is clear that our Nominating and Corporate Governance Committee made an excellent decision, and we look forward to working with her.”

4370 Peachtree Road, NE, Atlanta, GA 30319 | P 404.504.9828 F 404.261.9607 | www.gray.tv

Ms. McClain added “I am thrilled to join Gray’s Board of Directors, which has, through both well managed existing holdings and smart acquisitions, created the ability to broadcast such excellent content to one-third of the households in the United States through its local television stations. I believe this company is exciting and truly visionary in the operations of its broadcast businesses as well as its other innovative media holdings. I am thrilled to be a part of this team.”

About Gray:

Gray Television, Inc. is a multimedia company headquartered in Atlanta, Georgia. We are the nation’s largest owner of top-rated local television stations and digital assets in the United States that serve 113 television markets reaching approximately 36 percent of US television households. This portfolio includes 80 markets with the top-rated television station and 100 markets with the first and/or second highest rated television station. We also own video program companies Raycom Sports, Tupelo Honey, and PowerNation Studios, as well as Third Rail Studios.

Gray Contacts:

www.gray.tv

Hilton H. Howell, Jr., Chairman, President and Chief Executive Officer, 404-266-5513

Jim Ryan, Executive Vice President and Chief Financial Officer, 404-504-9828

Kevin P. Latek, Executive Vice President, Chief Legal and Development Officer, 404-504-9828

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